COMSTOCK MINING INC

COMSTOCK MINING ANNOUNCES FIRST QUARTER 2011 RESULTS

Virginia City, NV (May 17, 2011) -- Comstock Mining Inc. (the "Company") (OTCBB: LODE) today announced selected unaudited financial results for the quarter ended March 31, 2011.

2011 First Quarter Highlights

- During the quarter, the Company successfully advanced its current drilling objectives by completing the infill drilling on the Hartford claim for the starter mine; completing the first phase of development drilling in the Dayton Resource Area; and commencing development drilling on the East-Side target in the Lucerne Resource Area.
- Net loss for Q1 2011 was $2.4 million, resulting primarily from operating expenses of $3.1 million, mainly for development drilling activities, somewhat offset by a $0.7 million non-cash gain resulting from a change in the fair value of the contingent dividend obligation. Net loss for Q1 2010 was $2.6 million, resulting primarily from operating expenses of $1.1 million, mainly for development drilling activities and administrative expenses and interest expense of $0.8 million.
- Operating expenses for Q1 2011 were $3.1 million, versus $1.1 million in Q1 2010. The increase resulted primarily from an increase of $1.7 million, primarily for exploration drilling and related activities and an increase of $0.3 million for general and administrative expenses.
- Interest expense for Q1 2011 was nil, versus $0.9 million in Q1 2010. The $0.9 million decrease resulted from the extinguishment of all of our senior debt obligations in October 2010.
- Net cash used by operating activities in Q1 2011 was $2.6 million, versus $1.8 million in Q1 2010. The variance resulted from increased operating expenses associated with development drilling activities; offset somewhat by lower net uses of working capital.
- Net cash used in financing activities in Q1 2011 was $0.8 million, resulting from principal payments on mortgage obligations.
- Total debt at March 31, 2011, was $0.7 million as compared to total debt at year-end 2010 of $1.5 million, all relating to mortgage obligations.
- Cash, cash equivalents and investments at March 31, 2011 were $26.1 million compared to $29.8 million at December 31, 2010.

Comstock's Chief Executive Officer Mr. Corrado De Gasperis commented, "In the first three months of the year we completed our infill drilling for our starter mine and stepped out into the Dayton and East-Side drilling targets with tremendous progress. We could not be more encouraged by the high rate of productivity from our Dayton and East-Side drilling and the pervasive nature of the gold and silver resource we are validating throughout these resource areas, including high grades of gold and the prevalent deposits of silver."

Exploration and Development

On November 2010, the Company's new drilling program included the first full exploration drilling objectives designed to expand our resources outside of the Lucerne Resource starter mine area. The program's drilling objectives primarily target the Dayton and East-Side areas.

A total of 79 reverse circulation holes were completed during the quarter, totaling 36,266 feet.
On March 28, 2011, the Company announced the completion of the first phase of drilling at its Dayton Resource Area (the "Dayton"). Phase I included 42 reverse circulation ("RC") drill holes, totaling 19,476 feet. Forty-one of the forty-two holes intercepted significant mineralization throughout the Dayton drill

fences, included the highest-grade interval encountered to-date at the Dayton: 10 feet (3.05 m) grading 1.121 ounces per ton of gold (38.39 g/tonne) and 2.279 ounces per ton of silver (78.05 g/tonne), contained in an interval of 135 feet (41.15 m) grading 0.218 ounces per ton of gold (7.47 g/tonne) and 0.685 ounces per ton of silver (23.46 g/tonne). Many of the holes also encountered the deeper, silver-only mineralization that was first encountered in D10-01, the first hole in Phase I. This has created a rapidly expanding picture of the Dayton's mineralized envelope. The results of the first phase have led to an accelerated second phase, which began in late April 2011, with drilling planned through early June 2011.

On April 11, 2011, the Company announced the completion of Phase I drilling at the East-Side target in its Lucerne Resource Area. Phase I included 27 RC holes totaling 19,774 feet. Assays have been returned from twelve reverse circulation holes, all showing significant mineralization, including hole E11-06 with two high grade gold assays (1.027 oz/ton; 35.17 g/t and 0.832 oz/ton; 28.49 g/t) separated by approximately 300 feet of depth and hole E11-12 with five feet of gold grading 1.04 oz/ton (35.62 g/t) in a 90 foot interval averaging 0.139 oz/ton (4.76 g/t). In addition, four of the holes reported significant intercepts containing silver grades in excess of one oz/ ton (34.25 g/t), including a five foot assay of silver grading 3.70 oz/ton (126.7 g/t). When combined with the seven holes drilled in 2010, the East-Side continues to demonstrate the pattern of mineralization predicted by the geological model. It is expected that the results from the remaining fifteen holes will continue this pattern. The results from the additional assays and a summary of the findings for the complete program will follow as soon as available, likely in the next few weeks.

Mr. De Gasperis stated, "The exploration components of our drilling program will conclude this summer in the East-Side Area. This program, when completed, should result in a material update in our NI 43-101 technical reporting. We anticipate this update by the end of this summer."



Comstock Mining Inc.
Land Holdings
Northern Targets
Northern Extension
Process Area
Lucerne Resource Area
Dayton Resource Area

The Company's Project Resource Areas and Planned Starter Mine Location

PO Box 1118 • 1200 American Flat Rd • Virginia City, NV 89440 Investors (775) 847-4755 • Facsimile (800) 750-5740

Production

Our strategic plan called for additional infill drilling and metallurgical testing prior to the resumption of mining. In December 2010, we loaded and agglomerated 20 full column test charges that have continued into and are now being concluded in May 2011. The metallurgical testing was a prerequisite for designing our metallurgical processes, including the final design and procurement of our crushing facility. We ordered the crushing facility and related equipment for production in early May 2011.

In addition to the purchase of our new crushing facility, the information from the infill drill programs and metallurgical testing is being used in the development of a detailed mine plan design, design of our metallurgical process and the expansion of our existing heap leach pad and related metallurgical processes, all necessary to move the company towards reopening the mine for gold and silver production in 2011.

The Company has applied for an Air Quality Permit associated with modifications of our processing facilities and for a new Mercury Emissions Permit. These permits, to be issued by the Nevada Division of Environmental Protection (NDEP), are required before mining and processing can recommence.

On April 18, 2011, the Company submitted an application to the Nevada Division of Environmental Protection (NDEP) for an Air Quality Operating Permit to Construct. This permit was made necessary by the new crusher and increased production rates in our redesigned process facility. This is the last major permit required for reopening the mine in Storey County. We expect the permit to be issued in the third quarter of 2011.

On April 21, 2011, the Nevada Division of Environmental Protection (NDEP) held a public hearing for our new Mercury permit. We expect NDEP to issue their final decision on the permit during the second quarter of 2011.

Corporate

On April 12, 2011, the Company announced that it had entered into escrow for acquiring the historic Gold Hill Hotel, in Gold Hill Nevada. The hotel is one of the oldest and most historic buildings on the Comstock, reportedly the oldest hotel in Nevada. The purchase, completed May 2, 2011, represents an important step in the Company's commitment to "revitalizing the Comstock."

On April 18, 2011, the Company announced the appointment of three senior professionals to the staff: Mr. Michael Norred, as Vice President of Strategic Resource Planning, Mr. Clifford D. Nelson, Jr., as Vice President, Operations, and Dr. Edouard K. Zoutomou, as Metallurgical Process Manager. The Company now employs a staff of 20 at its American Flat location.

During the three month period ended March 31, 2011, 100 shares of Series A-2 convertible preferred stock and 50 shares of Series B convertible preferred stock were converted into 183,913 shares of common stock. Subsequent to March 31, and through May 15, 2011, the Company converted 2,317 shares of convertible preferred stock into 1,451,148 common shares. Common shares and convertible preferred shares outstanding at May 15, 2011, totaled 23,263,003 and 63,439, respectively.

On October 20, 2010, the Company raised approximately $35.75 million in gross proceeds to fund the Company's business plan to accelerate mine development and production and enhance exploration. Since October 20, 2010, we have used approximately $6.4 million of those proceeds to advance our strategic operating plan. Specifically, we expended $3.1 for exploration and mine development, $1.4

million for mineral properties, $1.8 million for general corporate matters, including $1.1 million for legacy payables, $0.2 million towards the crushing facility. We also used $3.2 million for the direct transaction fees and related costs. Cash, cash equivalents and investments on hand at March 31, 2011, totaled approximately $26.1 million.

Outlook

Our strategic plan clearly calls for a return to mine production in 2011. Some of the more critical intermediate objectives scheduled for production include: completing full heap leach, column simulation metallurgical testing (May); finalizing metallurgical process and equipment design, primarily crushing plant (May) and metallurgical process stages (June); finalizing our starter mine and production plans for the Lucerne Resource Area (June), purchasing and installing new equipment (ongoing), staffing (ongoing), amendments to permits (late second quarter, early third quarter) and commencing production (thereafter).

We are also directly engaged with the NYSE Euronext team for listing on the NYSE-Amex and we believe we meet all the listing requirements. We anticipate notification from the NYSE for clearance to obtain our listing at the end of May 2011. We are advised it should take 1-2 weeks after this notification to commence trading on the NYSE.

Mr. De Gasperis concluded, "We are pleased with the progress of our schedules, both in terms of drilling and all other activities progressing us toward production, and we are confident in our production plans, especially with the additions of Cliff Nelson and Ed Zoutomou to our team. We are even more excited about continued exploration success and growth. We are off to an extremely productive start and look forward to announcing additional results on the East-Side target and receiving notification from the NYSE over the next few weeks."

The Company will host a conference call today at 11:00 a.m. Pacific Time/2:00 p.m. Eastern Time. The live call will include a moderated Q&A, after the prepared remarks. The dial-in telephone numbers for the live audio are as follows:

North America Toll Free:	866-544-4625
Canada Local / Other International:	416-849-2726

The audio playback will be available one day following the call, and for 30 days thereafter, at http://www.comstockmining.com/investors/investor-relations

About Comstock Mining Inc.
Comstock Mining Inc. is a Nevada-based gold and silver mining company with extensive, contiguous property in the Comstock District. The Company began acquiring properties in the Comstock District in 2003. Since then, the Company has consolidated a significant portion of the Comstock District, amassed the single largest known repository of historical and current geological data on the Comstock region, secured permits, built an infrastructure and brought the exploration project into test mining production. The Company continues acquiring additional properties in the district, expanding its footprint and creating opportunities for exploration and mining. The goal of its strategic plan is to deliver stockholder value by validating qualified resources (at least measured and indicated) and reserves (probable and proven) of 3,250,000 gold equivalent ounces by 2013, and commencing commercial mining and processing operations in 2011, with annual production rates of 20,000 gold equivalent ounces.

Cautionary Note to U.S. Investors

This press release uses the terms "measured resources," "indicated resources," "inferred resources," and "historical resources" which are calculated in accordance with the Canadian National Instrument 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum Classification system. The United States Securities and Exchange Commission (the "SEC") does not recognize these terms and the SEC guidelines (Industry Guide 7) provide that such terms shall not be included in a registrant's filings with the SEC (unless required to be disclosed by foreign or state law). The SEC permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. "Inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an "inferred mineral resource" will ever be upgraded to a higher category. U.S. investors are cautioned not to assume that any part or all of a measured, indicated or inferred resource exists or is economically or legally mineable. U.S. investors are urged to consider closely the disclosure in our Form 10-K which may be secured from us, or from the SEC's website at http://www.sec.gov.

Forward-Looking Statements

This press release and any related calls or discussions may contain forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements include statements about matters such as: future prices and sales of and demand for our products; future industry market conditions; future changes in our exploration activities, production capacity and operations; future exploration, production, operating and overhead costs; operational and management restructuring activities (including implementation of methodologies and changes in the board of directors); future employment and contributions of personnel; tax and interest rates; capital expenditures and their impact on us; nature, timing and accounting for restructuring charges, gains or losses on debt extinguishment, derivative liabilities and the impact thereof; productivity, business process, rationalization, restructuring, investment, acquisition, consulting, operational, tax, financial and capital projects and initiatives; contingencies; environmental compliance and changes in the regulatory environment; offerings, sales and other actions regarding debt or equity securities; and future working capital, costs, revenues, business opportunities, debt levels, cash flows, margins, earnings and growth.

The words "believe," "expect," "anticipate," "estimate," "project," "plan," "should," "intend," "may," "will," "would," "potential" and similar expressions identify forward-looking statements, but are not the exclusive means of doing so. These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical and current trends, current conditions, possible future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees, representations or warranties and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. Some of those risks and uncertainties include the risk factors set forth in our SEC filings and the following: the current global economic and capital market uncertainties; the speculative nature of gold or mineral exploration, including risks of diminishing quantities or grades of qualified resources and reserves; operational or technical difficulties in connection with exploration or mining activities; contests over our title to properties; potential dilution to our stockholders from our recapitalization and balance sheet restructuring activities; potential inability to continue to comply with government regulations; adoption of or changes in legislation or regulations adversely affecting our businesses; business opportunities that may be presented to or pursued by us; changes in the United States or other monetary or fiscal policies or regulations; interruptions in our production capabilities due to unexpected equipment failures; fluctuation of prices for gold or certain other commodities (such as silver, copper, diesel fuel, and electricity); changes in generally accepted accounting principles; geopolitical events; potential inability to implement our business strategies; potential inability to grow revenues organically; potential inability to attract and retain key personnel; interruptions in delivery of critical supplies and equipment raw materials due to credit or other limitations imposed by vendors; assertion of claims, lawsuits and proceedings against us; potential inability to maintain an effective system of internal controls over financial reporting; potential inability or failure to timely file periodic reports with the SEC; potential inability to list our securities on any securities exchange or market; and work stoppages or other labor difficulties. Occurrence of such events or circumstances could have a material adverse effect on our business, financial condition, results of operations or cash flows or the market price of our securities. All subsequent written and oral forward-looking statements by or attributable

to us or persons acting on our behalf are expressly qualified in their entirety by these factors. We undertake no obligation to publicly update or revise any forward-looking statement.

Neither this press release nor any related calls or discussions constitutes an offer to sell or the solicitation of an offer to buy any securities.

Contact information for Comstock Mining Inc.:
P.O. Box 1118
Virginia City, NV 89440
Tel (775) 847-4755
Fax (800) 750-5740
info@comstockmining.com
www.comstockmining.com